                          Independent Auditors' Consent
                          -----------------------------



The Board of Directors and Stockholders
Del Laboratories, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 2-69841) on Form S-8, as amended, Registration Statement (No. 33-27777) on Form S-8 and Registration Statement (No. 33-64777) on Form S-8 of Del Laboratories, Inc. of our report dated February 14, 1996, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedule II for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Del Laboratories, Inc.



                                         KPMG PEAT MARWICK LLP

Jericho, New York
March 27, 1996